EXHIBIT 99.1
News Release
The York Water Company
130 East Market Street
Contact:	Jeffrey R. Hines, President	York, PA 17401
or	jeffh@yorkwater.com
Kathleen M. Miller, Chief Financial Officer
kathym@yorkwater.com
Phone:	717-845-3601	FOR IMMEDIATE RELEASE

YORK WATER COMPANY REPORTS 2013 RESULTS AND WATER ACQUISITIONS

York, Pennsylvania, March 11, 2014:  The York Water Company's (NASDAQ:YORW) President, Jeffrey R. Hines, announced today the Company's fourth quarter and 2013 earnings.

President Hines reported that operating revenues for the fourth quarter of 2013 increased $264,000 and net income increased $240,000 over the fourth quarter of 2012.  Higher operating revenues and lower retirement expenses offset higher income taxes and increased depreciation and power expenses, resulting in higher net income for the fourth quarter of 2013.  Earnings per share for the fourth quarter of 2013 were $0.03 higher than the fourth quarter of 2012.

President Hines also reported that annual operating revenues for 2013 increased $936,000, and that net income increased $351,000 when compared to 2012.  Higher operating revenues were due to an increase in the Distribution System Improvement Charge (a Pennsylvania Public Utility Commission approved mechanism for replacement of aging infrastructure), full-year wastewater revenue, and growth in the customer base, mainly due to prior year acquisitions.  Higher revenues and lower retirement expenses due to an increase in the discount rate were partially offset by increased depreciation and power expenses, resulting in higher net income compared to 2012.  Earnings per share for 2013 were $0.03 higher than 2012 and dividends per share rose by almost $0.02 compared to 2012.

During the year, the Company invested $9.9 million in capital projects for routine items, upgrades to its water treatment system, and to replace a portion of its infrastructure. During 2013, the Company replaced or relined over 41,000 feet of pipe to improve its distribution system, reduce ongoing expenses, and improve customer service.  President Hines reported that York Water plans to invest approximately $12.5 million in 2014 and $16.9 million in 2015, for expansion and improvements to its pipes, filtration system, facilities, and dams to ensure a safe, adequate, and reliable supply of drinking water and to maintain proper handling and disposal of wastewater for the Company's growing customer base.

	Period Ended December 31
	In 000's (except share and per share)
	Quarter		Twelve Months
	2013	2012	2013	2012
Operating Revenues	$10,665	$10,401	$42,383	$41,447
Net Income	$2,638	$2,398	$9,654	$9,303
Average Number of Common Shares Outstanding	12,948	12,893	12,928	12,847
Basic Earnings Per Common Share	$0.21	$0.18	$0.75	$0.72
Dividends Declared Per Common Share	$0.1431	$0.1383	$0.5580	$0.5391

On January 6, 2014 and January 10, 2014, the Company signed agreements to purchase the water assets of Forest Lakes Water Association in York County, Pennsylvania, and Lincoln Estates Mobile Home Park and Lincoln Development Co. in Adams County, Pennsylvania, respectively.  Completion of both acquisitions is contingent upon receiving approval from all required regulatory authorities.  The Company expects to begin serving approximately 270 new customers in the second quarter of 2014.

This news release may contain forward-looking statements regarding the Company's operational and financial expectations. These statements are based on currently available information and are subject to risks, uncertainties, and other events which could cause the Company's actual results to be materially different from the results described in this statement. The Company undertakes no duty to update any forward-looking statement.